UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 18, 2010

NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32421	91-1671412
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1875 Explorer Street, Suite 1000
Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (703) 390-5100
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of Material Definitive Agreement.
          On October 18, 2010 (the “Effective Date”), NII Holdings, Inc., a Delaware corporation (the “Company”), Grupo Televisa, S.A.B., a Mexican corporation (“Televisa”) and the Company’s wholly-owned subsidiaries, Comunicaciones Nextel de Mexico, S.A. de C.V., a Mexican corporation (“Nextel Mexico”), and Nextel International (Uruguay), LLC, a Delaware limited liability company, entered into a Termination and Release Agreement (the “Termination Agreement”), pursuant to which the parties have agreed to terminate, as of the Effective Date, the Investment and Securities Subscription Agreement entered into on February 15, 2010 by and among the parties to the Termination Agreement (the “Investment Agreement”). The Investment Agreement provided for, among other things, the acquisition by Televisa of a 30% equity interest in Nextel Mexico for an aggregate purchase price of $1.44 billion. In the Investment Agreement, the parties agreed, among other things, to form a consortium to participate together in an auction of licenses authorizing the use of certain frequency bands for wireless communication services in Mexico. A description of additional material terms and conditions of the Investment Agreement is contained in the Current Report on Form 8-K filed by the Company on February 16, 2010.
          The Termination Agreement provides that all rights and obligations under the Investment Agreement are terminated and the parties are released from claims with respect to the Investment Agreement and related agreements. The Termination Agreement also provides that the parties have certain ongoing confidentiality and procedural obligations, and the Company has agreed to provide indemnification relating to, among other things, certain claims relating to the spectrum auction in Mexico and the related grant of a spectrum concession to a subsidiary of Nextel Mexico. The parties have agreed to continue to discuss the potentiality of entering into commercial arrangements.
          The decision to terminate the Investment Agreement stems from the parties’ differences in views on the regulatory and other risks associated with the investment and their inability to reach agreement on modifications to the Investment Agreement that would address those risks. The Company also believes that Televisa’s decision to terminate the Investment Agreement was influenced, in part, by a change in Televisa’s strategic priorities including a decision to concentrate on opportunities directly related to its existing core businesses. Based on these factors, the Company determined that its interests would be better served by maintaining its independence in order to focus on the opportunities of its wireless strategy in Mexico, including the deployment of its third generation (3G) network across Mexico supported by the concession relating to 30 MHz in the AWS spectrum [1710-1770/2110-2170 MHz] granted to a subsidiary of Nextel Mexico on October 1, 2010, while continuing to pursue the potential benefits of the commercial arrangements with Televisa.
SAFE HARBOR
     This report includes forward-looking statements regarding the commercial agreements, future service offerings, business outlook and future performance, as well as other statements that are not historical or current facts and deal with potential future circumstances and developments. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect the forward-looking statements in this report include: the inability to reach agreements on commercial arrangements; inability to realize operational efficiencies; unexpected costs or liabilities; unexpected results of litigation; the impact of more intense competitive conditions and changes in economic conditions in the Mexican telecommunications market; the impact on the Company’s financial results, and potential reductions in the recorded value of its assets, that may result from fluctuations in foreign currency exchange rates and, in particular, fluctuations in the relative values of the currencies of the countries in which the Company operates compared to the U.S. dollar; the risk that the Company’s network technologies will not perform properly or support the services its customers want or need, including the risk that technology developments to support its services will not be timely delivered; the risk that customers in the markets the Company serves will not find its services attractive; and the additional risks and uncertainties that are described from time to time in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as well as in other reports filed from time to time by the Company with the Securities and Exchange Commission. This report speaks only as of its date, and the Company disclaims any duty to update the information herein, except as required by law.
Item 7.01 Regulation FD Disclosure.
     On October 18, 2010, the Company issued a press release announcing the termination of the Investment Agreement. A copy of the press release is being furnished as an exhibit to this report and is incorporated by reference into this Item 7.01.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated October 18, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC. (Registrant)
Dated: October 18, 2010	By:	/s/ Gary D. Begeman
Gary D. Begeman
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated October 18, 2010.